Exhibit 4.4
                             COMPENSATION AGREEMENT

     This Compensation Agreement is dated as of February 19, 2003 among eMagin Corporation, a Delaware corporation (the "Company") and Sichenzia Ross Friedman Ference LLP ("Consultants").

     WHEREAS, the Company has requested the Consultants to provide the Company with legal services in connection with their business, and the Consultants have agreed to provide the Company with such legal services; and

     WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1. The Company will issue up to 100,000 shares of the Company's common stock, $.001 par value per share, to such members or employees of the Consultants as the Consultants shall designate. The shares to be issued shall represent services provided by the Consultant in respect of the Company's continuing reporting requirements, as well as for certain general corporate matters, for a period of six (6) months from the date of this agreement. The shares shall be distributed on a monthly basis, based upon a monthly fee of $8,400, with the exact number of shares per month being determined based upon the prevailing bid on the last day of the immediately preceding month. Additional shares may be issued on a monthly basis, based upon hourly fees, for general corporate matters not covered by the monthly fee as well as for new matters, with the exact number of such additional shares also being determined based upon the prevailing bid on the last day of the immediately preceding month

     2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            EMAGIN CORPORATION
                                            /s/Gary Jones
                                            Chairman


                                            SICHENZIA ROSS FRIEDMAN FERENCE LLP

                                            /s/Richard A. Friedman